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                                                                    EXHIBIT 12.1


                             SARA LEE CORPORATION AND SUBSIDIARIES
                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (IN MILLIONS EXCEPT RATIOS)

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


                                                                                Thirty-Nine Weeks Ended
                                                                            _______________________________
                                                                               Mar. 28,        Mar. 29,
                                                                                1998 (1)         1997
                                                                             ____________    ______________
Fixed charges:

   Interest expense                                                            $  164         $  156

   Interest portion of rental expense                                              47             49
                                                                                _______       _________
   Total fixed charges before capitalized interest                                211            205

   Capitalized interest                                                            10              9
                                                                                _______       _________
      Total fixed charges                                                      $  221         $  214
                                                                                _______       _________
                                                                                _______       _________


Earnings available for fixed charges:

   Income(loss) before income taxes                                           $  (883)      $  1,072

   Less undistributed income in minority-owned companies                           (5)            (5)

   Add minority interest in majority-owned subsidiaries                            20             23

   Add amortization of capitalized interest                                        16             17

   Add fixed charges before capitalized interest                                  211            205
                                                                                _______       _________
      Total earnings(losses) available for fixed charges                      $  (641)       $ 1,312
                                                                                _______       _________
                                                                                _______       _________

Ratio of earnings(losses) to fixed charges                                       (2.9)           6.1
                                                                                _______       _________
                                                                                _______       _________

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(1) During the second quarter of fiscal 1998, the Corporation recorded a pretax charge of $2.0 billion in connection with various restructuring actions.




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